Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000
January 10, 2013
Board of Trustees
AIM Counselor Series Trust (Invesco Counselor Series Trust)
11 Greenway Plaza, Suite 1000
Houston, Texas 77046-1173

Re:	Registration Statement on Form N-14
Ladies and Gentlemen:
     We have acted as counsel to AIM Counselor Series Trust (Invesco Counselor Series Trust) (“ACST”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), Invesco American Franchise Fund (the “Acquiring Fund”), a series of ACST, will assume the assets and liabilities of Invesco Leisure Fund, a series of AIM Sector Funds (Invesco Sector Funds), and Invesco Constellation Fund, a series of AIM Equity Funds (Invesco Equity Funds) (each, a “Target Fund”), in exchange for shares of a corresponding class of the Acquiring Fund, as set forth on Exhibit A (each, a “Reorganization” and, collectively, the “Reorganizations”).
     We have reviewed the Second Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws of ACST, in each case as amended to the date hereof, resolutions adopted by ACST in connection with each Reorganization, the form of Agreement, which has been approved by ACST’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of ACST and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
     We have assumed the following for purposes of this opinion:
     1. The shares of the Acquiring Fund will be issued in accordance with ACST’s Second Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) and Amended and Restated Bylaws, each as amended to date, the Agreement, and resolutions of ACST’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.
     2. The shares of the Acquiring Fund will be issued against payment therefor as described in the Agreement, and such payment will be at least equal to the net asset value of such shares.
     3. The Agreement, substantially in the form reviewed by us, will be executed and delivered.

     On the basis of and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to Target Fund shareholders as provided by the Agreement are duly authorized, and upon delivery will be validly issued and outstanding, and will be fully paid and non-assessable by ACST.
     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of ACST shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Matthew R. DiClemente Matthew R. DiClemente, Esq., a Partner

EXHIBIT A

Acquiring Fund (and share classes) and	Corresponding Target Fund (and share
Acquiring Entity	classes) and Target Entity
Invesco American Franchise Fund, a series of AIM Counselor Series Trust (Invesco Counselor Series Trust)	Invesco Leisure Fund, a series of AIM Sector Funds (Invesco Sector Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class R	Class R
Class Y	Class Y
Class A	Investor Class
Invesco American Franchise Fund, a series of AIM Counselor Series Trust (Invesco Counselor Series Trust)	Invesco Constellation Fund, a series of AIM Equity Funds (Invesco Equity Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class R	Class R
Class R5	Class R5
Class Y	Class Y

A-1